Exhibit 23.1

Pollard-Kelley Auditing Services, Inc
Auditing Services	3250 West Market St, Suite 307, Fairlawn, OH 44333 330-864-2265

Report of Independent Certified Public Accountants

Board of Directors

Bad Toys Holdings, Inc.

We have reviewed the accompanying consolidated balance sheets of Bad Toys Holdings, Inc. as of June 30, 2005 and the related consolidated statements of income, stockholders’ equity, and cash flows for the three-month and six month periods then ended. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the object of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles accepted in the United States of America.

Pollard-Kelley Auditing Services, Inc.

Terance L Kelley

Certified Public Accountant

August 9, 2005

Fairlawn, Ohio